EXHIBIT 99.1
IDEX CORPORATION REPORTS SECOND QUARTER 2008 RESULTS;
19% ORDERS GROWTH, 15% SALES GROWTH AND 10% INCREASE IN DILUTED EPS
NORTHBROOK, IL, July 21 – IDEX Corporation (NYSE: IEX) today announced second quarter 2008 results.

New orders in the quarter totaled $402 million, 19 percent higher than the prior-year period. Sales in the quarter totaled $397 million, 15 percent higher than the prior-year period. International sales represented approximately 47 percent of total sales for the second quarter of 2008 compared to 46 percent in 2007.

Second quarter operating income of $74 million was 7 percent higher than the prior-year period. Operating margin of 18.6 percent reflected a 140 basis point decline versus the prior-year period, primarily due to the impact of intangible amortization expenses associated with recent acquisitions. Compared to the first quarter of 2008, operating margin increased by 30 basis points.

Income from continuing operations of $46 million increased 10 percent over the second quarter of the previous year. Diluted earnings per share from continuing operations of 56 cents improved 5 cents, or 10 percent, from the second quarter of the previous year.
Second Quarter 2008 Highlights (from Continuing Operations)
•	Orders increased 19 percent compared to the prior-year period (8 percent acquisitions, 7 percent organic and 4 percent foreign currency translation)

•	Sales increased 15 percent compared to the prior-year period (7 percent acquisitions, 5 percent organic and 3 percent foreign currency translation)

•	Income increased 10 percent to $46 million

•	Diluted EPS at 56 cents was 5 cents, or 10 percent, ahead of the prior-year period

•	EBITDA of $87 million was 22 percent of sales and covered interest expense by more than 21 times

•	Second quarter free cash flow of $61 million represented 132 percent of net income

“Overall, our markets are solid and our business performance for the second quarter of 2008 was strong. Growth in the Fluid and Metering Technologies segment was driven by global demand in the infrastructure-related end markets. In the Health and Science Technologies segment, the growth was driven by core analytical instrumentation, IVD and biotechnology markets. Strength in our engineered band clamping and rescue tools businesses was offset by softness in the fire suppression market within the Fire & Safety/Diversified Products segment. Within Dispensing, we experienced modest growth in both the European and North American markets.
Given our outlook and current market conditions, we expect full year 2008 total revenue growth in the range of 13 to 15 percent and EPS to range from $2.12 to $2.18 compared to $1.90 in the prior year. In addition, 2008 free cash flow is projected to exceed net income by 10 to 20 percent. For the third quarter of 2008, we project total revenue growth in the range of 14 to 16 percent and EPS in the range of 53 to 56 cents per diluted share.
Overall, we are pleased with our second quarter 2008 results and we anticipate continued strong performance in the second half of 2008.”
Lawrence D. Kingsley
Chairman and Chief Executive Officer

Business Highlights
Fluid & Metering Technologies
o	Sales in the second quarter of $177.4 million reflected 26 percent growth (16 percent acquisitions, 8 percent organic and 2 percent foreign currency translation). Growth was driven by continued global demand for infrastructure-related applications and acquisition performance.

o	Operating margin of 19.5 percent represented a 190 basis point decline compared with the second quarter of 2007, primarily due to the impact of recent acquisitions.
Health & Science Technologies
o	Sales in the second quarter of $87.2 million reflected 6 percent growth (3 percent acquisitions, 1 percent organic and 2 percent foreign currency translation). Strong growth in core analytical instrumentation, IVD and biotechnology markets was partially offset by the previously announced exit from two specific OEM contracts.

o	Operating margin of 18.4 percent was flat compared with the second quarter of 2007.
Dispensing Equipment
o	Sales of $56.6 million in the second quarter reflected 14 percent growth compared with the second quarter of 2007 (3 percent organic and 11 percent foreign currency translation). The modest growth was balanced evenly between both the European and North American markets.

o	Operating margin of 25.3 percent represented a 330 basis point decline compared with the second quarter of 2007, primarily due to foreign currency translation and selective material cost increases.
Fire & Safety/Diversified Products
o	Sales in the second quarter of $77.2 million reflected 6 percent growth compared with the prior year (2 percent organic and 4 percent foreign currency translation). The engineered band clamping business as well as the rescue tools business achieved strong growth, offset by weak demand in the North American fire suppression market.

o	Operating margin of 24.1 percent represented an 80 basis point decline compared with the second quarter of 2007.
For the second quarter of 2008, Fluid & Metering Technologies contributed 45 percent of sales and 42 percent operating income; Health & Science Technologies accounted for 22 percent of sales and 19 percent of operating income; Dispensing Equipment accounted for 14 percent of sales and 17 percent of operating income; and Fire & Safety/Diversified Products represented 19 percent of sales and 22 percent of operating income.
Restructuring
In July, the company initiated the ceasing of manufacturing operations in the Dispensing segment’s Milan, Italy facility.  The European operational footprint consolidation is consistent with the Dispensing segment’s capacity utilization strategy and is expected to generate $3 to $4 million of annual savings beginning in 2009.  The projected restructuring cost is estimated at $5 to $6 million and is expected to be offset by a gain on the divestiture of the facility. Due to uncertain timing of the facility divestiture and formalization of specific severance plans, the net earnings impact is not included in the third quarter or full year earnings per share guidance and will be further discussed in subsequent earnings releases.
Conference Call to be Broadcast over the Internet
IDEX will broadcast its second quarter earnings conference call over the Internet on Tuesday, July 22, 2008 at 9:30 a.m. CT. Chairman and Chief Executive Officer Larry Kingsley and Vice President and Chief Financial Officer Dominic Romeo will discuss the company’s recent financial performance and respond to questions from the financial analyst community. IDEX invites interested investors to listen to the call and view the accompanying slide presentation, which will be carried live on its website at www.idexcorp.com. Those who wish to participate should log on several minutes before the discussion begins. After clicking on the presentation icon, investors should follow the instructions to ensure their systems are set up to hear the event and view the presentation slides, or download the correct applications at no charge. Investors also will be able to hear a replay of the call by dialing 888.203.1112 or 719.457.0820 and using conference ID #4450651.

A Note on EBITDA and Free Cash Flow
EBITDA means earnings before interest, income taxes, depreciation and amortization, while free cash flow means cash flow from operating activities less capital expenditures plus the excess tax benefit from stock-based compensation. Management uses these non-GAAP financial measures as internal operating metrics and for enterprise valuation purposes. Management believes these measures are useful as analytical indicators of leverage capacity and debt servicing ability, and uses them to measure financial performance as well as for planning purposes. However, they should not be considered as alternatives to net income, cash flow from operating activities or any other items calculated in accordance with U.S. GAAP, or as an indicator of operating performance. The definitions of EBITDA and free cash flow used here may differ from those used by other companies.

EBITDA and Free Cash Flow bridge		For the Quarter Ended
		June 30,			March 31,
		2008	2007	Change	2008	Change
→	Income before Taxes	$70.7	$63.3	12%	$62.6	13%
→	Depreciation and Amortization	12.2	9.3	30	12.0	1
→	Interest	4.1	6.1	(33)	5.7	(28)

→	EBITDA	$87.0	$78.7	11	$80.3	8

→	Cash Flow from Operating Activities	$65.5	$63.9	3%	$28.3	132%
→	Capital Expenditures	(6.9)	(7.4)	(7)	(6.3)	10
→	Excess Tax Benefit from Stock-Based Compensation	2.2	1.9	20	0.1	—

→	Free Cash Flow	$60.8	$58.4	4	$22.1	175

Forward-Looking Statements
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended. These statements may relate to, among other things, capital expenditures, cost reductions, cash flow, and operating improvements and are indicated by words or phrases such as “anticipate,” “estimate,” “plans,” “expects,” “projects,” “should,” “will,” “management believes,” “the company believes,” “the company intends,” and similar words or phrases. These statements are subject to inherent uncertainties and risks that could cause actual results to differ materially from those anticipated at the date of this news release. The risks and uncertainties include, but are not limited to, the following: economic and political consequences resulting from terrorist attacks and wars; levels of industrial activity and economic conditions in the U.S. and other countries around the world; pricing pressures and other competitive factors, and levels of capital spending in certain industries – all of which could have a material impact on order rates and IDEX’s results, particularly in light of the low levels of order backlogs it typically maintains; its ability to make acquisitions and to integrate and operate acquired businesses on a profitable basis; the relationship of the U.S. dollar to other currencies and its impact on pricing and cost competitiveness; political and economic conditions in foreign countries in which the company operates; interest rates; capacity utilization and the effect this has on costs; labor markets; market conditions and material costs; and developments with respect to contingencies, such as litigation and environmental matters. The forward-looking statements included here are only made as of the date of this news release, and management undertakes no obligation to publicly update them to reflect subsequent events or circumstances. Investors are cautioned not to rely unduly on forward-looking statements when evaluating the information presented here.
About IDEX
IDEX Corporation is an applied solutions company specializing in fluid and metering technologies, health and science technologies, dispensing equipment, and fire, safety and other diversified products built to its customers’ exacting specifications. Its products are sold in niche markets to a wide range of industries throughout the world. IDEX shares are traded on the New York Stock Exchange and Chicago Stock Exchange under the symbol “IEX”.
For further information on IDEX Corporation and its business units, visit the company’s Web site at
www.idexcorp.com.

IDEX CORPORATION
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IDEX CORPORATION
Condensed Statements of Consolidated Operations
(in thousands except per share amounts)

	Second Quarter Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007

Net sales	$397,310	$344,482	$768,972	$677,750
Cost of sales	234,102	196,948	450,597	390,552

Gross profit	163,208	147,534	318,375	287,198
Selling, general and administrative expenses	89,400	78,669	176,468	156,781

Operating income	73,808	68,865	141,907	130,417
Other income — net	987	521	1,162	1,094
Interest expense	4,092	6,058	9,758	12,437

Income from continuing operations before income taxes	70,703	63,328	133,311	119,074
Provision for income taxes	24,649	21,493	45,878	40,408

Income from continuing operations	46,054	41,835	87,433	78,666
Loss from discontinued operations, net of tax	—	(205)	—	(369)

Net income	$46,054	$41,630	$87,433	$78,297

Basic Earnings per Common Share:

Continuing operations	$0.57	$0.52	$1.08	$0.98
Discontinued operations	—	—	—	(0.01)

Net income	$0.57	$0.52	$1.08	$0.97

Diluted Earnings per Common Share:

Continuing operations	$0.56	$0.51	$1.06	$0.96
Discontinued operations	—	—	—	—

Net income	$0.56	$0.51	$1.06	$0.96

Share Data:

Basic weighted average common shares outstanding	81,322	80,595	81,194	80,429

Diluted weighted average common shares outstanding	82,746	82,046	82,511	81,855

Condensed Consolidated Balance Sheets
(in thousands)

	June 30,	December 31,
	2008	2007

Assets
Current assets
Cash and cash equivalents	$118,538	$102,757
Restricted cash	—	140,005
Receivables — net	240,028	193,326
Inventories	198,764	177,435
Other current assets	26,640	23,615

Total current assets	583,970	637,138
Property, plant and equipment — net	178,318	172,999
Goodwill and intangible assets	1,331,055	1,168,785
Other noncurrent assets	12,075	10,672

Total assets	$2,105,418	$1,989,594

Liabilities and shareholders’ equity
Current liabilities
Trade accounts payable	$101,817	$84,209
Accrued expenses	106,425	99,125
Short-term borrowings	7,599	5,830
Dividends payable	9,771	9,789

Total current liabilities	225,612	198,953
Long-term borrowings	403,060	448,901
Other noncurrent liabilities	202,609	179,017

Total liabilities	831,281	826,871
Shareholders’ equity	1,274,137	1,162,723

Total liabilities and shareholders’ equity	$2,105,418	$1,989,594

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IDEX CORPORATION
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IDEX CORPORATION
Company and Business Group Financial Information
(dollars in thousands)

	Second Quarter Ended		Six Months Ended
	June 30, (a)		June 30, (a)
	2008	2007	2008	2007

Fluid & Metering Technologies
Net sales	$177,358	$141,094	$348,288	$277,800
Operating income (b)	34,655	30,133	68,900	59,884
Operating margin	19.5%	21.4%	19.8%	21.6%
Depreciation and amortization	$6,450	$4,269	$12,763	$8,118
Capital expenditures	2,785	3,473	5,176	6,109

Health & Science Technologies
Net sales	$87,247	$82,370	$170,889	$163,090
Operating income (b)	16,054	15,167	31,133	29,030
Operating margin	18.4%	18.4%	18.2%	17.8%
Depreciation and amortization	$2,885	$2,277	$5,838	$4,846
Capital expenditures	954	1,129	2,600	2,780

Dispensing Equipment
Net sales	$56,601	$49,859	$106,609	$97,752
Operating income (b)	14,294	14,248	25,527	25,952
Operating margin	25.3%	28.6%	23.9%	26.5%
Depreciation and amortization	$1,131	$1,030	$2,269	$1,577
Capital expenditures	1,054	1,462	1,584	1,754

Fire & Safety/Diversified Products
Net sales	$77,247	$72,808	$145,910	$142,004
Operating income (b)	18,608	18,117	36,338	33,475
Operating margin	24.1%	24.9%	24.9%	23.6%
Depreciation and amortization	$1,390	$1,529	$2,744	$3,054
Capital expenditures	2,033	813	3,140	1,699

Company
Net sales	$397,310	$344,482	$768,972	$677,750
Operating income	73,808	68,865	141,907	130,417
Operating margin	18.6%	20.0%	18.5%	19.2%
Depreciation and amortization (c)	$12,164	$9,340	$24,213	$18,479
Capital expenditures	7,336	7,347	13,313	13,130

(a)	Second quarter and six month data includes acquisition of ADS (January 2008) and Quadro (June 2007) in the Fluid & Metering Technologies Group and Isolation Technologies (October 2007) in the Health & Science Technologies Group from the date of acquisition.

(b)	Group operating income excludes unallocated corporate operating expenses.

(c)	Excludes amortization of debt issuance expenses and unearned compensation.